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                                                                       Exhibit 1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

            This AMENDMENT NO. 1, dated as of May 7, 2000, is between The Geon Company, a Delaware corporation (the "Corporation") and The Bank of New York , as Rights Agent (the "Rights Agent").

                                    Recitals

            WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of May 28, 1993, (the "Rights Agreement"); and

            WHEREAS, The M.A. Hanna Company, a Delaware corporation ("Hanna"), and the Corporation propose to enter into an Agreement and Plan of Consolidation (as it may be amended from time to time pursuant to its terms, the "Consolidation Agreement"), pursuant to which Hanna, the Corporation and a to-be-formed Ohio corporation ("Newco") will consolidate (the "Consolidation"). The Board of Directors of the Corporation has approved the Consolidation Agreement and the Consolidation; and

            WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth below is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

            1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Notwithstanding anything in this Rights Agreement to the contrary, neither Newco, Hanna nor any Affiliate of either Newco or Hanna shall be deemed to be an Acquiring Person by virtue of (i) the consummation of the Consolidation, (ii) the execution of the Consolidation Agreement, or (iii) the consummation of the other transactions contemplated in the Consolidation Agreement, or any or all of the foregoing in combination."

            2. AMENDMENT OF SECTION 1(u). Section 1(u) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred




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                  as the result of (i) the consummation of the Consolidation,
                  (ii) the execution of the Consolidation Agreement, or (iii) the consummation of the other transactions contemplated in the Consolidation Agreement, or any or all of the foregoing in combination."

            3. AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is amended to insert the following additional definitions to the end of such
Section:

                  (v) "Consolidation" shall have the meaning set forth in the Consolidation Agreement.

                  (w) "Consolidation Agreement" shall mean that certain Agreement and Plan of Consolidation dated as of May 7, 2000, by and between Hanna and the Corporation, as amended from time to time pursuant to its terms.

                  (x) "Hanna" shall mean The M.A. Hanna Company, a Delaware corporation.

                  (y) "Newco" shall mean a to-be-formed Ohio corporation that will participate in the Consolidation pursuant to the Consolidation Agreement.

            4. AMENDMENT OF SECTION 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the consummation of the Consolidation, (ii) the execution of the Consolidation Agreement or (iii) the consummation of the other transactions contemplated in the Consolidaiton Agreement, or any or all of the foregoing in combination."

            5. AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights Agreement is amended by striking the phrase:

                  "or (ii) the time at which such rights are redeemed as provided in Section 23 hereof (the earlier of (i) or (ii) being herein referred to as the "Expiration Date")."

at the end of such Section and substituting the phrase:

                  "(ii) the time at which such rights are redeemed as provided in Section 23 hereof, or (iii) the consummation of the Consolidation



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                  (the earlier of (i), (ii) or (iii) being herein referred to as the "Expiration Date")."

            6. AMENDMENT OF SECTION 13(d). Section 13(d) of the Rights Agreement is amended to add the following sentence at the end of such Section:

                  "Furthermore, notwithstanding anything in this Rights Agreement to the contrary, (i) the consummation of the Consolidation, (ii) the execution of the Consolidation Agreement and (iii) the consummation of the other transactions contemplated in the Consolidation Agreement, separately or in combination, shall not be deemed to be events of the type described in the first sentence of this Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or right or obligation to arise pursuant to, this Section 13."

            7. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment No. 1.

            8. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                           [Signature Page to Follow]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be fully executed, all as of the date and year first above written.

                                        THE GEON COMPANY


                                        /s/ Gregory L. Rutman
                                        By: Gregory L. Rutman
                                        Its: Vice President


                                        THE BANK OF NEW YORK
                                        as Rights Agent

                                        /s/ Ralph Chlanese
                                        By: Ralph Chlanese
                                        Its: Vice President


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